Ex. 99.1

For Immediate Release

American Utilicraft Corporation  and Global Air Group,
Execute $1.2 Billion Aircraft Purchase Agreement

Lawrenceville, GA - November 17, 2004 (Business Wire) - American Utilicraft Corporation (OTC: AMUC) - John J. Dupont, President and CEO of American Utilicraft Corporation, and Luke Butler, Chief Executive Officer of Global Air Group, of Brisbane Australia, after 5 months of negotiations have reached final agreements for the purchase of 100 FF-1080 Freight Feeder Aircraft and executed the Aircraft Purchase Agreement earlier this week.

The Aircraft Purchase Agreement's estimated value is approximately $1.2 Billion including the support, spares, and training packages, and calls for progress payments for the construction of the production aircraft to begin upon "First Flight" of the FF-1080 Prototype Aircraft, slated for mid November 2005.

The production FF-1080 settled upon by both Companies, will be the -300 version, which will accommodate the growing international freight feed market, and Global Air Group's Europe and Africa B-747 freight operations. The FF-1080-300 is a slightly larger version of AMUC's -200 developmental design.

"Because of the -200 development delays caused by 9/11, and the continued growth of the international air cargo market, it became apparent to the Company in early 2003, that the -200 would require design changes to meet current and future market demands" stated John J. Dupont, Chairman of AMUC.

"After extensive analysis of specific market segments, and discussions and meetings with global freight forwarders, it was clear that the shipping demands of the containerized feed segment would require a slightly larger production version of the 1080 to accommodate the A-1, A-2, A-3 and like containers, as well as the LD3" stated Dupont.

The FF-1080-300 that is being acquired by Global under this agreement, is the same basic airframe as the -200 but is 10 ft. longer, has a gross weight of 70,000 lbs., and can transport 20,000 lbs. up to 1,000 nautical miles, with reserves, in five A-1, A-2, or A-3 containers, or ten LD3 containers, or a combination of containers and pallets measuring 88 in. x 125 in. each. Detailed specs can be review on the Global Air Group website at www.globalairgroup.com.

Because of the apparent market demand for the -300, it has become the only version of the FF-1080 that the Company will certify and produce.

The Companies are also finalizing negotiating on a Distributorship Agreement that will give Global Air Group exclusive Distributorship Rights for sales and support in the Europe and Africa markets.

About Global Air Group
Global Air is a Boeing 747 charter airline that operates and owns B-747 passenger and freight aircraft. Global Air Group's key team has worked in 72 countries since 1992. Global Air's focus is on being a behind-the-scenes charter or wet lease specialized support airline that supports other airlines and freight operators - anyone that can use Boeing 747's either passenger or freight for a minimum of 6 to 12 months with Global Air Group's aircraft, crews, maintenance and insurance package (ACMI basis or charter) or for special mission work. Global Air is significantly cheaper than all other European and US wet lease or charter companies due to their significantly lower Australian overheads, favorable exchange rate while maintaining a first class "first world" level of safety, reliability and service.

Global Air's web site is:  www.globalairgroup.com

About American Utilicraft Corporation American Utilicraft Corporation was formed in 1990, to target the significant problem of addressing the overnight express, supply chain, e-commerce, and global third party logistics entities inability to provide effective "containerized" fulfillment and distribution in the short haul (or feeder) route segments of air cargo. The result of the Company's research and development is a new air vehicle, the FF-1080 Freight Feeder aircraft, capable of carrying standard industry air containers on short-to-medium range/medium density routes, and an integrated air cargo information system for the freight feeder market.

For more information visit the Company's website at www.utilicraft.com


Safe Harbor Statement
This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release involve risks and uncertainties and reflect the company's current views with respect to possible future events. Readers are cautioned that no forward-looking statement can be guaranteed and actual results or events may materially differ from those projected or anticipated. In particular, the following factors, among others, could cause actual results or events to differ materially from those described in the forward-looking statements: the company's ability to obtain and fulfill contracts for the sale of products, protect intellectual property rights and manage future growth; market acceptance of future products; product supplier delays; design and engineering certification delays or denials; and the introduction of similar products by competitors. Any forward-looking statement made in this press release is made as of the date of this press release, and the company assumes no obligation to update any such forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the Risk Factors section contained in the company's Form SB-2, as filed with the Securities and Exchange Commission.



Contact:

American Utilicraft Corporation            Global Air Group
John J. Dupont - President, CEO            Luke Butler - Chief Executive Officer
Phone: (678) 376-0898   X-2201             Office Tel: +61 7 362 44 900
Fax: 678-377-5682                          Office Fax: +61 7 362 44 999
Website:    www.utilicraft.com             Website: www.globalairgroup.com